As filed with the Securities and Exchange Commission on November 19, 2014

Registration No. 333-199753

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Amedica Corporation

(Exact name of registrant as specified in its charter)

Delaware	3841	84-1375299
(State or other jurisdiction of incorporation or organization)	Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

1885 West 2100 South

Salt Lake City, UT 84119

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

B. Sonny Bal, MD

President and Chief Executive Officer

Amedica Corporation

1885 West 2100 South

Salt Lake City, UT, 84119

(801) 839-3500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Anthony E. Hubbard, Esq. Brian P. Keane, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, MA 02111 (617) 542-6000	Kevin Ontiveros, Esq. Chief Legal Officer, Chief Compliance Officer and Secretary Amedica Corporation 1885 West 2100 South Salt Lake City, UT, 84119 (801) 839-3500	Ralph De Martino, Esq. Cavas S. Pavri, Esq. Schiff Hardin LLP 901 K Street, NW Suite 400 Washington, DC 20001 (202) 778-6400

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Proposed maximum aggregate offering price	Amount of Registration Fee (2)
Units Consisting of Common Stock and Warrants	$15,000,000	—
Common Stock, par value $0.01 per share, Underlying Units (3)	—	—
Warrants Underlying Units (3)	—	—
Common Stock Issuable Upon Exercise of Warrants in the Units	$78,000,000	—
Unit Purchase Options to be Issued to Underwriters (3)	—	—
Units Underlying the Unit Purchase Options to be Issued to Underwriters (3)	—	—
Common Stock Underlying Units to be Issued to Underwriters upon Exercise of Unit Purchase Options	$937,500	—
Warrants Underlying Units to be Issued to Underwriters upon exercise of the Unit Purchase Options (3)	—	—
Common Stock Issuable Upon Exercise of Warrants in the Units to be Issued to Underwriters upon exercise of the Unit Purchase Options	$3,900,000	—
Total	$97,837,500	$11,369

(1)	Pursuant to Rule 416 under the Securities Act of 1933, the securities registered also include such indeterminate amounts and numbers of shares of common stock issuable to cover additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. Also includes the offering price of additional units that the underwriters have the option to purchase.
(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price. $11,369 has previously been paid.
(3)	No separate fee required pursuant to Rule 457 under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 to the Registration Statement on Form S-1 (Registration No. 333-199753) of Amedica Corporation (the “Form S-1”) is being filed solely for the purpose of filing Exhibits 1.1, 4.24, 4.25, 4.26, 5.1 and 23.2. Other than the addition of such Exhibits and corresponding changes to the exhibit index and signature page in Part II of the Form S-1, the remainder of the Form S-1 is unchanged from Amendment No. 2 to the Form S-1 as filed on November 18, 2014. Accordingly, the prospectus that forms a part of the Form S-1 is not reproduced in this Amendment No. 3.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of the various costs and expenses, all of which we will pay, in connection with the sale of the securities being registered. All of the amounts shown are estimated except the SEC Registration Fee and the FINRA Filing Fee.

SEC Registration Fee	$11,369
Legal Fees and Expenses	190,000
FINRA Filing Fee	15,176
Printing Expenses	20,000
Transfer Agent Fee and Expenses	20,000
Accounting Fees and Expenses	42,000
Miscellaneous (including underwriters’ non-accountable expense allowance)	101,455

Total	$400,000

Item 14.	Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss (including attorneys’ fees, judgments, fines, Employee Retirement Insurance Security Act excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered in connection with legal proceedings. These provisions limit the liability of our directors and officers to fullest extent permitted under Delaware law. A director or officer will not receive indemnification if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interest.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Article Eighth of our amended and restated certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

•	from any breach of the director’s duty of loyalty to us or our stockholders;

•	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; or

•	from any transaction from which the director derived an improper personal benefit.

We carry insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers. We have entered into indemnification agreements with certain of our executive offices and directors. These agreements, among other things, indemnify and advance expenses to our directors and officers for certain expenses, including attorney’s fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us arising out of such person’s services as our director or officer, or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers. We have entered into agreements to indemnify all of our directors and officers.

Additionally, reference is made to the Underwriting Agreement filed as Exhibit 1.1 hereto, which provides for indemnification by the underwriters of Amedica Corporation, our directors and officers who sign the registration statement and persons who control Amedica Corporation, under certain circumstances.

Item 15.	Recent Sales of Unregistered Securities.

Since January 1, 2011, we have sold the following securities that were not registered under the Securities Act.

(a) Issuances of Capital Stock and Warrants

The sale and issuance of the securities set forth below were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) or Rule 506 promulgated under Regulation D promulgated thereunder and Section 3(a)(9). Each of the recipients of securities in these transactions was an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act and had adequate access, through employment, business or other relationships, to information about us. No underwriters were involved in these transactions.

•	Between March 4, 2011 and May 9, 2011 and on February 15, 2012, we issued aggregate principal amount of $29.8 million of Senior Secured Subordinated 6%/8% Convertible Promissory Notes, or the Senior Secured Notes, and warrants to purchase an aggregate of 288,685 shares of our common stock at an exercise price of $51.55 per share to 85 accredited investors. In connection with this sale, on May 9, 2011, we issued a warrant to purchase 57,577 shares of our common stock at an exercise price of $56.70 per share to a Creation Capital, LLC.

•	On May 10, 2012, in connection with entering into a settlement agreement, we issued 842,443 shares of our Series E convertible preferred stock and 2,557,562 shares of our Series C convertible preferred stock to the former stockholders of US Spine and 42,122 and 127,878 shares of our Series E convertible preferred stock to the advisor to US Spine as a further transaction fee payment.

•	On December 17, 2012, in connection with entering into a commercial lending transaction, we issued warrants to purchase 270,000 shares of our Series F convertible preferred stock at an exercise price of $2.00 per share to two of our institutional lenders.

•	On December 17, 2012, we issued 14,887,500 shares of our Series F convertible preferred stock upon conversion of all of the outstanding Senior Secured Notes.

•	In March 2013, we issued an aggregate of 178,516 shares of our common stock to 33 accredited investors upon exercise of warrants and the sale of additional shares of our common stock to other investors at $17.53 per share for an aggregate purchase price of $3,128,802. We also issued each investor purchasing shares of our common stock through the exercise of warrants new warrants to purchase an aggregate of 76,455 shares of our common stock at an exercise price of $17.53 per share.

•	In 2013, we issued a total of 13,191 shares of our common stock at $17.53 per share to sales agents for equity incentive awards earned in 2011, 2012 and 2013 in connection with our obligations under a settlement agreement dated May 1, 2010.

•	On August 30, 2013 and September 20, 2013, we issued and sold a total of 94.8 units, each unit consisting of 50,000 shares of our Series F convertible preferred stock and a warrant to acquire 970 shares of our common stock at an exercise price of $25.77 per share, to 45 accredited investors at $100,000 per unit for an aggregate purchase price of $9,480,000. The purchase of these units resulted in our issuance of 4,740,000 shares of our Series F convertible preferred stock and warrants to purchase 91,951 shares of our common stock. In connection with this offering, we issued warrants to purchase an aggregate of 9,311 shares of our common stock, at an exercise price of $56.70 per share, to TGP Securities, Inc.

•	On March 20, 2014, we issued 50,000 shares of our common stock to a service provider for services previously rendered with respect to certain corporate development activities.

•	On June 30, 2014, we issued a warrant to purchase 516,129 shares of our common stock to Hercules Technology in connection with a Loan and Security Agreement.

•	On June 30, 2014 and on August 11, 2014, we issued two convertible notes with a principal amount of an aggregate of $6.0 million (the “Convertible Notes”) to MG Partners II Ltd. (“Magna”). On October 1, 2014, the Convertible Notes became convertible at any time, in whole or in part, at Magna’s option, into shares of our common stock at a conversion price equal to the lesser of (i) $3.75 per share and (ii) a price equal to 80% of the lowest daily volume weighted average price, or VWAP, of our common stock during the five trading days period to conversion. Between October 1, 2014 and November 12, 2014, we issued an aggregate of 871,060 shares of our common stock to Magna upon conversion of $847,000 of the principal amount of the Convertible Notes.

•	On June 30, 2014, we issued a warrant to purchase warrants to purchase up to 568,889 shares of our common stock to Magna pursuant to a Securities Purchase Agreement.

•	On September 17, 2014, we issued a warrant to purchase 50,000 shares of our common stock to a service provider to be a financial advisor.

•	On November 6, 2014, we issued a warrant to purchase 267,380 shares of common stock to Hampshire MedTech Partners II, LP in connection with a bridge loan.

•	On November 12, 2014, we issued a warrant to purchase 150,000 shares of our common stock to a financial advisor.

(b) Certain Grants and Exercises of Stock Options

•	In 2011, we granted options to purchase a total of 48,210 shares of our common stock to participants in our 2003 Stock Option Plan, at a weighted-average price of $25.77 per share. In 2011, we issued 667 shares of common stock upon the exercise of options to purchase such shares of common stock at a weighted-average price of $5.41 per share.

•	In 2012, we granted options to purchase a total of 90,450 shares of our common stock to participants in the 2003 Plan, at a weighted-average price of $25.77 per share. In 2012, we issued 450 shares of common stock upon the exercise of options to purchase such shares of common stock at a weighted-average price of $11.60 per share.

•	From January 1, 2013 through March 31, 2014, we granted a total of 1,928,046 RSUs and 179,699 options at exercise prices ranging from $5.68 to $25.77. During the same period, 60,719 options to purchase shares of common stock were exercised.

Option grants, RSU grants and the issuances of common stock upon exercise of such options were exempt pursuant to Rule 701 and Section 4(2) of the Securities Act of 1933.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Number	Exhibit Description	Filed with this Report	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/Reg. Number

1.1	Form of Underwriting Agreement	X

3.1	Restated Certificate of Incorporation of the Registrant		Form 8-K (Exhibit 3.1)	2/20/14	001-33624

3.2	Restated Bylaws of the Registrant		Form 8-K (Exhibit 3.1)	2/20/14	001-33624

4.1	Form of Common Stock Certificate of the Registrant		Amendment No. 3 to Form S-1 (Exhibit 4.1)	1/29/14	333-192232

4.2	Warrant Agreement by and between the Registrant and Creation Capital LLC, dated as of February 24, 2006		Form S-1 (Exhibit 4.5)	11/8/13	333-192232

4.3	Series D Warrant Agreement by and between the Registrant and Creation Capital LLC, dated as of April 27, 2007		Form S-1 (Exhibit 4.6)	11/8/13	333-192232

4.4	Common Stock Warrant Agreement by and between the Registrant and Creation Capital LLC, dated as of April 30, 2008		Form S-1 (Exhibit 4.7)	11/8/13	333-192232

4.5	Series E Warrant Agreement by and between the Registrant and Creation Capital LLC, dated as of September 14, 2010		Form S-1 (Exhibit 4.8)	11/8/13	333-192232

4.6	Form of Warrant to Purchase Shares of Common Stock of the Registrant, issued on May 9, 2011		Amendment No. 3 to Form S-1 (Exhibit 4.9)	1/29/14	333-192232

4.7	Warrant to Purchase 156,978 Shares of Series F Convertible Preferred Stock by and between the Registrant and GE Capital Equity Investments, Inc., dated as of December 17, 2012		Form S-1 (Exhibit 4.10)	11/8/13	333-192232

4.8	Warrant to Purchase 113,022 Shares of Series F Convertible Preferred Stock by and between the Registrant and Zions First National Bank, dated as of December 17, 2012		Form S-1 (Exhibit 4.11)	11/8/13	333-192232

4.9	Form of Warrant to Purchase Shares of Common Stock of the Registrant, issued on March 4, 2011 and May 9, 2011		Form S-1 (Exhibit 4.12)	11/8/13	333-192232

Exhibit Number	Exhibit Description	Filed with this Report	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/Reg. Number

4.10	Form of Amendment to Warrant to Purchase Shares of Common Stock of the Registrant, dated as of December 18, 2012		Form S-1 (Exhibit 4.13)	11/8/13	333-192232

4.11	Form of Amendment No. 2 to Warrant to Purchase Shares of Common Stock of the Registrant, dated as of February 1, 2013		Form S-1 (Exhibit 4.14)	11/8/13	333-192232

4.12	Warrant to Purchase Shares of Common Stock of the Registrant by and between the Registrant and the University of Utah Research Foundation, dated as of February 17, 2010		Form S-1 (Exhibit 4.15)	11/8/13	333-192232

4.13	Form of Warrant to Purchase Shares of Common Stock of the Registrant, issued on April 18, 2011, November 15, 2011, November 16, 2011, February 22, 2012, February 29, 2012 and March 7, 2012		Form S-1 (Exhibit 4.16)	11/8/13	333-192232

4.14	Form of Warrant to Purchase Shares of Common Stock of the Registrant, issued on August 30, 2013 and September 20, 2013, as amended		Amendment No. 2 to Form S-1 (Exhibit 4.17)	12/20/13	333-192232

4.15	Form of Amendment to Warrant to Purchase Common Stock of the Registrant, dated as of December 23, 2013		Amendment No. 3 to Form S-1 (Exhibit 4.17.1)	1/29/14	333-192232

4.16	Warrant to Purchase Shares of Common Stock of the Registrant by and between the Registrant and Zions First National Bank, dated as of March 17, 2011		Form S-1 (Exhibit 4.18)	11/8/13	333-192232

4.17	Series E Warrant Agreement by and between the Registrant and Zions First National Bank, dated as of April 7, 2010		Amendment No. 2 to Form S-1 (Exhibit 4.19)	12/20/13	333-192232

4.18	Form of Warrant to Purchase Shares of Common Stock of the Registrant, issued to TGP Securities, Inc. on August 30, 2013 and September 20, 2013, as amended		Amendment No. 2 to Form S-1 (Exhibit 4.20)	12/20/13	333-192232

Exhibit Number	Exhibit Description	Filed with this Report	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/Reg. Number

4.19	Form of Amendment to Warrant to Purchase Shares of Common Stock of the Registrant, issued to TGP Securities, Inc., dated as of December 23, 2013		Amendment No. 3 to Form S-1 (Exhibit 4.21)	1/29/14	333-192232

4.21	Form of Magna Senior Convertible Note		Form 8-K (Exhibit 4.1)	7/1/2014	001-33624

4.22	Magna Warrant to Purchase Common Stock		Form 8-K (Exhibit 4.2)	7/1/2014	001-33624

4.23	Hercules Warrant to Purchase Common Stock		Form 8-K (Exhibit 4.3)	7/1/2014	001-33624

4.24	Form of Warrant to be Issued to Investors in the Offering	X

4.25	Form of Unit Purchase Option to be Issued to the Underwriters in the Offering	X

4.26	Form of Warrant Agent Agreement by and between the Registrant and American Stock Transfer and Trust Company	X

4.27	Warrant to purchase shares of common stock of the Registrant by and between the Registrant and Hampshire MedTech Partner II, L.P., dated as of November 6, 2014		Form 8-K (Exhibit 4.1)	11/7/14	001-33624

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to Amedica Corporation, with respect to the legality of the securities being registered	X

10.1	Securities Purchase Agreement by and between the Registrant and MG Partners II Ltd, dated as of June 30, 2014		Form 8-K (Exhibit 10.1)	7/1/2014	001-33624

10.2	Registration Rights Agreement by and between the Registrant and MG Partners II Ltd., dated as of June 30, 2014		Form 8-K (Exhibit 10.2)	7/1/2014	001-33624

10.3	Loan and Security Agreement by and among the Registrant, its subsidiary, Hercules Technology Growth Capital, Inc., and Hercules Technology III, L.P., dated as of June 30, 2014		Form 8-K (Exhibit 10.3)	7/1/2014	001-33624

10.4	Joint Development and License Agreement by and between the Registrant and Orthopaedic Synergy, Inc., dated as of February 8, 2010**		Amendment No. 3 to Form S-1 (Exhibit 10.7)	1/29/14	333-192232

Exhibit Number	Exhibit Description	Filed with this Report	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/Reg. Number

10.5	Distribution Agreement by and between the Registrant and Orthopaedic Synergy, Inc., dated as of February 22, 2010, and First Amendment and Addendum thereto, dated as of November 1, 2012**		Amendment No. 3 to Form S-1 (Exhibit 10.8)	1/29/14	333-192232

10.6	Centrepointe Business Park Lease Agreement Net by and between the Registrant and Centrepointe Properties, LLC, dated as of April 21, 2009		Form S-1 (Exhibit 10.10)	11/8/13	333-192232

10.7	First Addendum to Centrepointe Business Park Lease Agreement Net by and between the Registrant and Centrepointe Properties, LLC, dated as of January 31, 2012		Form S-1 (Exhibit 10.11)	11/8/13	333-192232

10.8	Form of Severance and Change of Control Agreement*		Amendment No. 2 to Form S-1 (Exhibit 10.12)	12/20/13	333-192232

10.9	Form of Indemnification Agreement by and between the Registrant and its officers and directors*		Amendment No. 2 to Form S-1 (Exhibit 10.14)	12/20/13	333-192232

10.10	Amedica Corporation Amended and Restated 2012 Equity Incentive Plan*		Form S-8 (Exhibit 4.7)	4/1/14	333-194977

10.11	Form of 2012 Stock Option Grant Notice and Stock Option Agreement*		Amendment No. 4 to Form S-1 (Exhibit 10.16)	2/12/14	333-192232

10.12	Form of 2012 Restricted Stock Award and Restricted Stock Unit Agreement*		Amendment No. 4 to Form S-1 (Exhibit 10.17)	2/12/14	333-192232

10.13	Amedica Corporation 2003 Stock Option Plan*		Form S-1 (Exhibit 10.18)	11/8/13	333-192232

10.14	Form of 2003 Non-Qualified Stock Option Agreement and Notice of Exercise of Non-Qualified Stock Option thereunder*		Form S-1 (Exhibit 10.19)	11/8/13	333-192232

10.15	Form of 2003 Incentive Stock Option Agreement and Notice of Exercise of Incentive Stock Option thereunder*		Form S-1 (Exhibit 10.20)	11/8/13	333-192232

10.16	Form of Executive Retention Program Agreement*		Form 8-K (Exhibit 10.1)	8/14/14	001-33624

Exhibit Number	Exhibit Description	Filed with this Report	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/Reg. Number

10.17	Loan and Security Agreement, dated November 6, 2014, by and among the Registrant, its subsidiary and Hampshire MedTech Partners II, L.P.		Form 8-K (Exhibit 10.1)	11/7/14	001-33624

10.18	Waiver, dated November 6, 2014, from Hercules Technology III, L.P.		Form 8-K (Exhibit 10.2)	11/7/14	001-33624

10.19	Waiver, dated November 6, 2014, from MG Partners II, Ltd.		Form 8-K (Exhibit 10.3)	11/7/14	001-33624

16.1	Letter of Ernst & Young, dated April 18, 2014		Form 8-K (Exhibit 16.1)	4/18/14	001-33624

21.1	List of Subsidiaries of the Registrant		Form S-1 (Exhibit 21.1)	11/8/13	333-192232

23.1	Consent of Independent Registered Public Accounting Firm		Form S-1 (Exhibit 23.1)	11/18/14	333-199753

23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C. (included as part of Exhibit 5.1)	X

24.1	Power of Attorney (included on the signature page to this registration statement)		Form S-1 (Exhibit 24.1)	10/31/14	333-199753

*	Management contract or compensatory plan or arrangement.
**	Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment and then filed separately with the SEC.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or Controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, Utah on November 19, 2014.

AMEDICA CORPORATION

By:	/s/ B. Sonny Bal MD
B. Sonny Bal
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ B. Sonny Bal B. Sonny Bal, MD	Chief Executive Officer, President and Chairman of the Board of Directors (principal executive officer)	November 19, 2014

/s/ Gordon G. Esplin Gordon G. Esplin	Vice President Finance (principal financial and accounting officer)	November 19, 2014

* Eric A. Stookey	Director	November 19, 2014

* David W. Truetzel	Director	November 19, 2014

* Jeffrey S. White	Director	November 19, 2014

*By:	/s/ B. Sonny Bal
B. Sonny Bal, MD Attorney-in-fact